Exhibit 10.10

Execution Version

MANAGEMENT SERVICES AGREEMENT

Between

Sanchez Oil & Gas Corporation

and

SN EF UnSub, LP

Dated

March 1, 2017

KE 44261449

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”), dated as of March 1, 2017, is made by and between Sanchez Oil & Gas Corporation, a Delaware corporation (“Manager”), and SN EF UnSub, LP, a Delaware limited partnership (“Partnership”); provided, that Partnership may be replaced as a party hereunder by a Qualified Foreclosure Transferee in accordance with Section 6(b) below and such Qualified Foreclosure Transferee shall be a party hereunder for all purposes (with all references to “Partnership” being deemed references to “Qualified Foreclosure Transferee”).

RECITALS:

WHEREAS, under that certain Purchase and Sale Agreement, dated as of January 12, 2017, by and among Anadarko E&P Onshore LLC, Kerr-McGee Oil & Gas Onshore LP, BX Newco, SN Maverick and Partnership (together with any purchase agreement entered into with Korea National Oil Corporation pursuant to certain tag-along rights, the “Purchase Agreement”), Partnership acquired, directly or indirectly, working interests in certain developed and undeveloped oil and gas assets in Maverick, Dimmit, Webb, and LaSalle Counties, Texas (collectively, the “Initial Acquired Assets”);

WHEREAS, Partnership wishes for Manager to provide certain management and general and administrative support services to Partnership with respect to the Properties and Manager wishes to provide such management and services to Partnership as provided herein;

WHEREAS, Manager has determined that its execution, delivery and performance of this Agreement may reasonably be expected to benefit Manager, directly or indirectly, and is in the best interests of Manager; and

WHEREAS, Partnership has determined that its execution, delivery and performance of this Agreement may reasonably be expected to benefit Partnership, directly or indirectly, and is in the best interests of Partnership.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, of the premises in the Recitals set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1.Definitions. The following terms shall have the following meaning when used herein:

“Administrative Fee” means an administrative fee equal to 2.00% of the Management Fee, excluding its third party out-of-pocket costs with respect to non-Affiliates, or such other amount as is approved by Partnership.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For the purposes of this Agreement, “control,” when used with respect to any specified Person, means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of Voting Securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.  Notwithstanding the foregoing, solely for the purposes of this Agreement, Partnership and its Subsidiaries will be deemed not to be Affiliates of Manager, and vice versa.

“Agreement” has the meaning given to it in the Preamble.

“Anadarko Closing” has the meaning given to it in the LLC Agreement.

“Aguila” means Aguila Production, LLC, a Delaware limited liability company.

“Asset Acquisition” means any direct or indirect acquisition or proposed asset acquisition by Partnership or any of its Subsidiaries.

“Asset Disposition” means any direct or indirect disposition or proposed disposition by Partnership or any of its Subsidiaries.

“Basic Documents” has the meaning given to it in the LLC Agreement.

“Board” means the board of directors of the General Partner.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Class B Member” has the meaning set forth in the LLC Agreement.

“Confidential Information” has the meaning given to it in Section 10(a).

“COPAS” means the COPAS Accounting Procedures attached to each Operating Agreement covering operations conducted on the Properties.

“Cure Right” has the meaning given to it in Section 6(d)(i).

“Development Agreement” has the meaning given to it in the Purchase Agreement.

“Drilling Commitment Agreement” has the meaning given to it in the LLC Agreement.

“Dual Closing” has the meaning given to it in the LLC Agreement.

“Environment” means (i) the navigable waters, the waters of the contiguous zone, and the ocean waters of which the natural resources are under the exclusive management authority of the United States under the Magnuson-Stevens Fishery Conservation and Management Act 16 U.S.C. 1801 et seq., and (ii) any other surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air within the United States or under the jurisdiction of the United States.

“Environmental Law” means all Legal Requirements or common law theories applicable to Partnership or its Subsidiaries arising from, relating to, or in connection with the Environment,

health or safety, including without limitation (a) CERCLA; (b) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata or other natural resources; (c) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (d) exposure to pollutants, contaminants, hazardous or toxic substances, materials or wastes; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“Financing” means any form of direct or indirect debt or equity financing obtained or incurred by Partnership or any of its Subsidiaries.

“Force Majeure” has the meaning given to it in Section 27.

“General Partner” means SN EF UnSub GP, LLC, a Delaware limited liability company and the general partner of Partnership.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies).

“Hedging Activities” has the meaning provided in the Partnership Agreement.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium and any and all minerals, ores or substances of value and the products and proceeds therefrom.

“Initial Acquired Assets” has the meaning given to it in the Recitals.

“Inventions” has the meaning given to it in Section 5(f).

“JDA” means that certain Joint Development Agreement, dated as of the date hereof, among Partnership, SN Maverick and Aguila, as such agreement may be amended from time to time.

“JDA Budget and Work Plan” means the Budget and Work Plan (as defined in the JDA) adopted by the Operating Committee (as defined in the JDA) from time to time under the JDA.

“JDA Records” has the meaning given to such term in Section 2(q).

“KNOC Closing” has the meaning given to it in the LLC Agreement.

“Law” has the meaning given to it in the LLC Agreement.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation (or official interpretation of any of the foregoing) of, and the terms of any Permit, in each case, to which such Person is subject.

“Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale, agreement, synthetic lease or other title retention agreement).

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of the date hereof, as such agreement may be amended from time to time.

“Losses” means losses, liabilities, claims (including, without limitation, third party claims), demands, suits, causes of action, judgments, awards, damages, interest, fines, fees, penalties, costs and expenses (including, without limitation, all reasonable attorneys’ fees and other costs and expenses incurred in defending any such claims or other matters or in asserting or enforcing any indemnity obligation under Section 7) of whatsoever kind and nature.

“Management Fee” has the meaning set forth in Section 4(a).

“Manager” has the meaning given to it in the Preamble.

“Manager Confidential Information” means any and all nonpublic information provided by or on behalf of Manager in the performance of the Services (in each case irrespective of the form of communication and whether such information is furnished on or after the date hereof).

“Marketing Agreement” means the Hydrocarbons Purchase and Marketing Agreement, dated as of the date hereof, between Partnership and SN.

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farmouts, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under or attributable to the foregoing, in each case relating to Hydrocarbons.

“Operating Agreement” has the meaning set forth in the JDA.

“Overhead Costs”  means the actual costs (on a cost pass-through and no profit basis) incurred by the Manager or its Affiliates that are incremental costs (over and above costs incurred prior to the Closing under the Purchase Agreement) incurred in connection with the businesses of the General Partner, the Partnership, and their Subsidiaries, and, to the extent such general and administrative costs relate to the management of properties or assets in which any of the General Partner, the Partnership, their Subsidiaries, the Sanchez Vehicles and/or Aguila own an interest, the actual costs shall be allocated 40% to the Partnership and 60% to the Sanchez Vehicles, respectively, after taking into account reimbursements from Aguila, if applicable, with such actual costs including, without limitation, (i) direct costs, (ii) indirect administrative costs, (iii) the allocable portion of salary, bonus, and incentive compensation, (iv) severance expenses paid to employees of Manager (or Affiliates of Manager to the extent such employees provide Services on behalf of Partnership) in connection with the termination of such employees by Manager or its Affiliates due to the termination of this Agreement or the reduction in Services performed under this Agreement and (v) other amounts paid by Manager to any other Person to provide the Services hereunder; provided, however that “Overhead Costs” shall exclude (A) amounts disbursed by Manager to third parties from the Partnership Account to discharge and pay liabilities and obligations of Partnership and (B) other amounts as set forth in Section 2(r), Section 3(e) or Section 3(g).

“parent” has the meaning given to it in the definition of Subsidiary.

“Partnership” has the meaning given to it in the Preamble.

“Partnership Account” has the meaning given to it in Section 2(o).

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Partnership, dated as of the date hereof, as such agreement may be amended from time to time.

“Partnership Confidential Information” means all nonpublic information (i) furnished to Manager or its representatives by or on behalf of Partnership or (ii) prepared by or at the direction of General Partner on behalf of Partnership or any of its Subsidiaries (in each case irrespective of the form of communication and whether such information is furnished on or after the date hereof).

“Partnership’s Records” has the meaning set forth in Section 5(e).

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

“Permitted Actions” means all actions permitted to be taken by Manager under this Agreement or by the General Partner on behalf of Partnership and its Subsidiaries under the Partnership Agreement and the LLC Agreement, including entering into contracts and agreements on behalf of Partnership, in each case that do not expressly require approval of the Board or any committee of the Board or Special Approval, or if such approval is required, which have been so approved.

“Permitted Encumbrances” means and includes: (a) lessor’s royalties, overriding royalties, production payments, and carried interests; (b) sales contracts covering oil, gas, or associated liquid or gaseous hydrocarbons that individually or in the aggregate are not such as to materially detract from the value of or materially interfere with the ownership of the Properties; (c) preferential rights to purchase and required third party consents to assignments and similar agreements (x) with respect to which waivers or consents are obtained from the appropriate parties or required notices have been given to the holders of such rights and the appropriate time period for asserting such rights has expired without an exercise of such rights or (y) which are not applicable to, or exercisable in connection with, the execution and delivery of this Agreement and the LLC Agreement or the consummation of the transactions contemplated hereunder or thereunder; (d) all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein or sale of production therefrom if the same are customarily obtained subsequent to such sale or conveyance; (e) liens for taxes or assessments not due or not delinquent on the date hereof; (f) defects or irregularities of title arising out of events that have been barred by limitations; and (g) any matter waived in writing by Partnership.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a Governmental Authority or any trustee, receiver, custodian or similar official.

“Preferred Units” has the meaning set forth in the Partnership Agreement.

“Properties” means, collectively, the Initial Acquired Assets and all other Oil and Gas Properties and all interests in other real and personal property owned by Partnership or any of its Subsidiaries, including, without limitation, (A) all wellhead equipment, fixtures (including, without limitation, field separators and liquid extractors), pipe, casing, and tubing; (B) all production, gathering, treating, processing, compression, dehydration, salt water disposal, injection, gathering line and pipeline equipment and facilities; and (C) all tanks, machines, equipment, tools, dies, vessels and other facilities.

“Purchase Agreement” has the meaning given to it in the Recitals.

“Purchase Agreement Records” means the Records as defined in the Purchase Agreement.

“Qualified Foreclosure Transfer” has the meaning set forth in the JDA.

“Qualified Foreclosure Transferee” has the meaning set forth in the JDA.

“Redemption Date” means the date of redemption of all outstanding Preferred Units in cash at the Base Preferred Return Amount under the Partnership Agreement.

“Related Contracts” means any Operating Agreements, contracts or agreements between Manager, SN or any of their respective Affiliates, on the one hand, and Partnership (or any Subsidiary of Partnership), on the other, relating to the operation or development of any of the Properties, the drilling and completion of wells on the Properties, or the gathering, treating, storage, processing, compressing, transporting, and handling of Hydrocarbons produced from any of the Properties, or otherwise, including, without limitation, the JDA.

“Required Reports” has the meaning given to such term in Section 2(m).

“Sanchez Letter Agreement” has the meaning given to it in the LLC Agreement.

“Sanchez Vehicles”  means SN Maverick or any other Affiliate of SN (other than the General Partner, the Partnership or any of their respective Subsidiaries) that holds title to any of the portion of the Initial Acquired Assets acquired by SN Maverick at the “Closing” (as defined in the Purchase Agreement) pursuant to the Purchase Agreement.

“Services” has the meaning given to such term in Section 2.

“SN” means Sanchez Energy Corporation, a Delaware corporation.

“SN Maverick” means SN EF Maverick, LLC, a Delaware limited liability company.

“Special Approval” has the meaning given to it in the LLC Agreement.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles as of such date, as well as any Person, a majority of whose outstanding Voting Securities (other than directors’ qualifying shares) shall at any time be owned by such parent or one or more Subsidiaries of such parent.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Partnership.

“Transaction” means an Asset Acquisition, Asset Disposition or Financing.

“UnSub Agent” has the meaning set forth in the JDA.

“Voting Securities” means (a) with respect to any corporation (including any unlimited liability company), capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person and (c) with respect to any limited liability company, membership certificates or interests representing the equity interests of such Person or, if such Person is manager-managed, having general voting power under ordinary circumstances to elect managers of such limited liability company.

Section 2.Management Services.  During the term hereof, Manager shall, at its own cost and to the extent not directly provided by Partnership for its own account as mutually agreed by Partnership and Manager, (i) advise and consult with Partnership regarding all aspects of the ownership, development, and operation by Partnership of the Properties, (ii) provide (or cause to be provided) management, technical expertise, and other services necessary to permit Partnership to participate in drilling wells, installing facilities, and the other activities contemplated by the JDA, Development Agreement, Operating Agreements, LLC Agreement, and Partnership Agreement, and (iii) provide (or cause to be provided) administrative support services to Partnership, including, without limitation, investor relations services, human resources and benefits administration services and general executive management, as necessary or useful for the operations of the business of Partnership and Partnership’s Subsidiaries, as reasonably determined by Manager (collectively, the “Services”), including, but not limited to, the following specific Services:

(a)Overhead Services. Manager will provide all general and administrative overhead materials and services and other general and administrative materials and services.

(b)Technical. Manager will provide in-house geological, geophysical and reserve engineering services that are required to determine the optimum exploration, development and operation of the Properties, including but not limited to, the use and interpretation of any seismic data owned by, licensed to or otherwise available to Manager or Partnership relating to the Properties.

(c)Lease and Land Administration. Manager will provide all necessary or useful Lease and land administration services, including, but not limited to, administering all Leases and division orders, and maintaining all land, Lease and other related records, providing associated services, and timely paying rentals, shut-in payments and other Lease payments.

(d)Elections Under Operating Agreements.  Manager shall act for and on behalf of Partnership with respect to all approvals, consents, elections, and votes under the Operating Agreements in a manner that is consistent with this Agreement and the JDA Budget and Work Plan then in effect, in each case, subject to compliance with the LLC Agreement and Partnership Agreement.

(e)Discharge of Obligations.  Manager shall pay and discharge, on behalf of Partnership, Partnership’s share of all expenses incurred under the Operating Agreements, arrange for the timely and proper payment of severance taxes to any Governmental Authorities, make timely payment to royalty owners and third party working interest owners, and pay and discharge, on behalf of Partnership, all other liabilities related to the Properties and the sale of Hydrocarbons produced therefrom, in the manner as provided for herein.

(f)Marketing and Sale of Hydrocarbons. Manager will perform the services necessary to market and sell the Hydrocarbons produced from the Properties on behalf of Partnership and its Subsidiaries and to collect such proceeds under the Marketing Agreement as the agent of Partnership and its Subsidiaries in accordance with the Marketing Agreement.  Manager shall cause all proceeds received under the Marketing Agreement to be deposited in the Partnership Account.

(g)Accounting. Manager will perform all revenue and joint interest accounting functions attributable to the Properties, including but not limited to:

(i)royalty and other lease payments,

(ii)payment of accounts payable,

(iii)collection of production proceeds as provided in the Marketing Agreement,

(iv)computation and payment of severance and other taxes based on production,

(v)gas balancing, and

(vi)general ledger and financial reporting activities.

(h)Operations. To the extent any Properties subject to development and operation are not subject to an Operating Agreement, Manager will enter into an Operating Agreement, or cause (on behalf of Partnership) an Operating Agreement to be entered into, with respect to such Properties in accordance with the terms of the JDA.

(i)Information Systems. Manager will provide computer use and/or facilities necessary to manage and operate the Properties and to conduct the Services and maintain the Partnership’s Records.

(j)Budgets and Forecasts.  In addition to and separate from the JDA Budget and Work Plan, Manager will (i) establish a budget pursuant to which the Services will be provided, subject to approval thereof by the Board pursuant to the LLC Agreement and (ii) monitor and reconcile the receipts, income and expenditures to such Services budget.

(k)Compliance. Manager will take all actions, file all reports and notices and obtain all necessary Permits to cause the operations of Partnership and its Subsidiaries, including with respect to the Properties, to be in compliance with all applicable Legal Requirements in all material respects; provided,  however, that Manager shall not be obligated to undertake any remedial or similar action in regard to such compliance unless Partnership has previously advanced or otherwise made available to Manager sufficient funds specifically for such use.

(l)Claims and Actions.  Manager shall take reasonable steps to defend against any adverse claim or demand, and to pursue claims of Partnership against third parties with respect to the Properties, including the use of counsel on behalf of Partnership for the prosecution or defense of litigation and the contest, settlement, release, or discharge of any such claim or demand.

(m)Reports.  Manager will provide the General Partner and Partnership, as applicable, with the reports and tax information set forth in Section 6.2 of the LLC Agreement and Sections 5.7, 7.2 and 8.1 of the Partnership Agreement within the time periods set forth therein along with all reports and information required to be provided to Partnership under the JDA, Operating Agreements, and Marketing Agreement (the “Required Reports”).

(n)Accounting.  Manager will maintain a general ledger with respect to the business and attendant accounting matters of Partnership and its Subsidiaries.

(o)Bank Accounts.  Manager will open and maintain bank accounts (the “Partnership Account”) on behalf of Partnership and its Subsidiaries.

(p)Hedging Activity.  Manager will enter into Hedging Activities on behalf of Partnership as contemplated by Section 6.7 of the Partnership Agreement.

(q)Receipt of Notices and Other Communication.  Manager shall review all notices, correspondence, reports, documents, claims, records, invoices, and other communications (the “JDA Records”) received by Manager on behalf of Partnership from operators, other non‑operators, co-owners, counterparties to the contracts subject to the Marketing Agreement and Operating Agreements for Partnership, and from other parties on other matters related to the Properties, and shall respond in a timely manner to the foregoing as necessary in the reasonable discretion of Manager on behalf of Partnership and shall maintain reasonably detailed files regarding the JDA Records.

(r)Acquisition, Disposition and Financing Services.  Manager will assist Partnership in connection with Transactions.  No Services shall be required to be rendered by Manager in connection with a Transaction which Manager determines, in its sole discretion, would result in a violation of Legal Requirements or require a Permit not then in the possession of Manager.  Overhead Costs will include Manager’s costs related to, and Partnership will be required to reimburse Manager for any third party costs incurred with respect to, due diligence and negotiations for any Transaction that the Partnership has approved pursuing under the LLC Agreement, provided, however, that such costs will not be included in Overhead Costs for any Transaction that the Partnership has not approved pursuing under the LLC Agreement.

(s)Outside Professionals. Manager will manage and supervise the outside accountants and attorneys of Partnership and coordinate the annual audit of Partnership’s books and records and the preparation of Partnership’s tax returns (but subject in any event to the ultimate authority of the Board or the audit committee thereof, as applicable).  It is understood and agreed by Partnership that certain of the Services may be provided directly or indirectly by other Persons.

(t)Protection from Liens.  Manager shall not place any Liens on the Properties, except for Permitted Encumbrances, or to the extent Partnership directs Manager to do so or such liens or encumbrances arise as a result of any contract or agreement entered into or any action or inaction taken by the Manager at the direction or with the consent of Partnership, such consent not to be unreasonably withheld, conditioned or delayed.

Section 3.Performance and Authority.

 (a)Standard of Care.  Manager shall provide the Services acting in good faith, and conduct itself with a degree of care, diligence, and skill, as the same may change from time to time, but applied in light of the facts known at the time, of a reasonably prudent operator, consistent with general industry-standard practices applied or used in comparable circumstances in the oil and gas industry, and in the geographic region where the Properties are located, and in compliance with all material Legal Requirements and the Related Contracts and all other contracts, Leases, and agreements to which Partnership is a party or to which the Properties are subject or bound.

(b)Prohibited Acts.  In connection with the performance of the Services and its duties and obligations hereunder and under the Operating Agreements and Marketing Agreement, neither Manager nor any of its officers, employees, personnel, or other agents or representatives acting on its behalf, shall have the authority or be permitted to take any action, in the name or on behalf of either Partnership or any subsidiary of Partnership (if any) without the consent of Partnership unless such action is a Permitted Action.

(c)Independent Contractor Relationship.  With respect to its performance of the Services, Manager is an independent contractor, with the authority to control, oversee and direct the performance of the details of, and the means and manner of performance of, the Services free of control and supervision by Partnership, Partnership having contracted herein solely for the result of such Services.  Neither Manager nor any Person used or employed by Manager shall be deemed for any purpose to be the employee or servant of Partnership or any of its Subsidiaries in performance of any work or services, or any part thereof, under this Agreement.

(d)No Joint Venture or Partnership.  This Agreement is not intended to and shall not be construed as creating a joint venture, partnership, agency or other association within the meaning of the common law or under the laws of any state.

(e)Performance of Services by Third Parties.  The parties to this Agreement understand and agree that Manager may, in the performance of the Services, engage or retain, as agent on Partnership’s behalf, any necessary third party consultants, advisers, accountants, auditors and attorneys, including, without limitation:

(i)reservoir engineering consultants, and accountants, auditors and other third parties required for preparation of the Required Reports; and

(ii)attorneys for issues related directly to the business of Partnership.

Partnership shall reimburse Manager for any costs and expenses arising from or related to such engagement or retention that have been paid with funds of Manager rather than funds of Partnership or its Subsidiaries, provided that the costs under this provision shall be shared 40% to Partnership and 60% to SN, after the benefit of reimbursement from Aguila.  Any and all payments made to Manager for reimbursements incurred pursuant to this Section 3(e) shall be in addition to, and not considered to be a part of, the Overhead Costs included in calculating the Management Fee to be paid in accordance with Section 4. For the avoidance of doubt, payments to Manager, SN and any Affiliate of Manager or SN in connection with this Agreement or a Related Contract shall not be deemed incurred pursuant to this Section 3(e).

(f)Partnership Information.  It is contemplated by the parties that, during the term of this Agreement, Partnership will be required to provide certain notices, information and data necessary for Manager to perform the Services and its obligations under this Agreement.  Manager shall be permitted to rely on any information or data provided by Partnership to Manager in connection with the performance of its duties and provision of Services under this Agreement.

(g)Accounts Receivable.  The parties understand and agree that Manager or an Affiliate thereof, in the performance of the Services, may incur accounts receivable in connection with the management of Properties hereunder or under a Related Contract, to the extent Partnership has operations thereon and non-working interest owners are billed with respect thereto.  In such event, Partnership shall be billed for such amounts and receive credit therefor if and to the extent that third parties remit payment for such amounts to Manager or such Affiliate directly.  Manager and its Affiliates shall use commercially reasonable efforts to collect all known amounts due to Partnership from third parties; provided, however, that Manager shall not be liable to Partnership for any failure to collect such amounts due after exercising such efforts.  Any and all payments made to Manager or an Affiliate thereof for reimbursements incurred pursuant to this Section 3(g) shall be in addition to, and not considered to be a part of, the Management Fee or Administrative Fee to be paid in accordance with Section 4(a).

(h)Dealing with Partnership Assets.  Without limiting any other powers or duties of Manager provided in this Agreement, Manager is hereby authorized to act as agent of Partnership and each Partnership Subsidiary for the procurement of all Services to be procured for Partnership or any of its Subsidiaries by Manager pursuant to this Agreement, and to, in Partnership’s name or in the name of Partnership’s Subsidiaries and on its or such Subsidiary’s behalf or in the name of Manager but subject to the terms of this Agreement, to take all Permitted Actions in connection with the performance of the Services and, to the extent a Permitted Action, to execute, deliver, accept, assign, amend, extend, terminate, license or release (all of the foregoing, either manually or electronically):

(i)for Partnership, contracts for the purchase of goods or services wholly or partially including, without limitation, purchase contracts, localization documents, purchase orders, releases for goods or services, licensing agreements or letters of intent or memoranda of understanding associated with negotiations for contracts for the purchase of goods or services;

(ii)certificates, licenses and reports of any nature and permits and other governmental authorizations of any kind and documents related thereto; and

(iii)site access agreements and other documents customary or advisable associated with environmental compliance and control.

Section 4.Compensation and Reimbursement.

(a)Charge for Services.  Partnership shall compensate Manager for the provision of the Services by paying Manager an amount equal to Manager’s Overhead Costs (the “Management Fee”) plus the Administrative Fee.  To the extent costs and expenses described under Section II 3 and II 4 of COPAS and any overhead charges described under Section III of COPAS have been allocated to Partnership or any Subsidiary under COPAS and paid by Partnership pursuant to the terms of the JDA or any Operating Agreement, Manager shall credit such amounts to Partnership against the Management Fee, but such amounts shall be subject to the Administrative Fee.  Notwithstanding anything to the contrary contained herein, Manager shall not be entitled to any Management Fee in each of the two calendar years following the date hereof in excess of $5,000,000 per calendar year and thereafter, in excess of $10,000,000 per calendar year and the Administrative Fee shall not exceed 2.00% of the Management Fee unless the incurrence of any such excess Management Fee or Administrative Fee has been approved with Special Approval under Section 5.7(b)(i) of the LLC Agreement.

(b)Taxes.  In addition to the other sums payable under this Agreement, Partnership shall pay, and hold Manager harmless against, all sales, use or other taxes, or other fees or assessments imposed by any Legal Requirement in connection with the provision of the Services, other than income, franchise or margin taxes measured by Manager’s net income or margin and other than any gross receipts or other privilege taxes imposed on Manager.  Manager and Partnership shall cooperate with each other and use commercially reasonable efforts to assist the other in entering into such arrangements as the other may reasonably request in order to minimize, to the extent lawful and feasible, the payment or assessment of any taxes relating to the transactions contemplated by this Agreement; provided, however, that nothing in this Section 4(b) shall obligate Manager to cooperate with, or assist, Partnership in any arrangement proposed by Partnership that would, in Manager’s sole discretion, have a material detrimental effect on Manager.

(c)Invoicing and Payment.  Manager will invoice Partnership from time to time, as determined by Manager in its sole discretion, including, without limitation, advance requests for the current month’s estimated costs, fees, and expenses, as determined by Manager in its sole discretion.  Any over or under payments will be reconciled in subsequent invoices with appropriate credits or deductions, as applicable.  Partnership shall pay invoiced amounts promptly, and in any event within 30 days, after the receipt of each such invoice.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, Manager may elect to retain proceeds that it receives on behalf of Partnership to the extent it would otherwise invoice Partnership for such amounts and in such event it shall show any such retained amounts as a credit on such invoice.  Failure by Manager to submit an invoice for any amounts due hereunder shall not relieve Partnership of its payment obligations under this Agreement when due hereunder.

(d)Disputed Charges.

(i)PARTNERSHIP (OR ON BEHALF OF THE PARTNERSHIP, THE BOARD, CLASS B MEMBER, OR THE AUDIT COMMITTEE OF THE BOARD, AS APPLICABLE) MAY, WITHIN 120 DAYS AFTER THE END OF THE CALENDAR YEAR DURING WHICH PARTNERSHIP RECEIVED AN INVOICE FROM MANAGER, TAKE WRITTEN EXCEPTION TO ANY CHARGE THEREIN, ON THE GROUND THAT THE SAME WAS NOT AN ACTUAL (OR, IF APPLICABLE, REASONABLE) COST, FEE OR EXPENSE INCURRED BY OR DUE TO MANAGER IN CONNECTION WITH THE PROVISION OF SERVICES, OR ON ACCOUNT OF ANY ERROR OR INACCURACY ON ANY INVOICE. PARTNERSHIP SHALL NEVERTHELESS PAY MANAGER ANY INVOICED OR OTHER AMOUNT IN FULL WHEN DUE OR REQUESTED, OR DEPOSIT SUCH AMOUNTS INTO THE PARTNERSHIP ACCOUNT WHEN SO REQUESTED FOR WITHDRAWAL BY MANAGER.  SUCH PAYMENT OR DEPOSIT SHALL NOT BE DEEMED A WAIVER OF THE RIGHT OF PARTNERSHIP TO RECOUP OR RECEIVE CREDIT FOR ANY CONTESTED PORTION OF ANY AMOUNT SO PAID.  IF THE AMOUNT AS TO WHICH SUCH WRITTEN EXCEPTION IS TAKEN, OR ANY PART THEREOF, IS ULTIMATELY

DETERMINED NOT TO BE AN ACTUAL (OR, IF APPLICABLE, REASONABLE) COST, FEE OR EXPENSE INCURRED BY OR DUE TO MANAGER, OR IS OTHERWISE AN ERROR OR INACCURACY IN CONNECTION WITH THE PROVISION OF SERVICES AND SUCH AMOUNT IS LESS THAN OR EQUAL TO $100,000, SUCH AMOUNT OR PORTION THEREOF (AS THE CASE MAY BE) SHALL BE CREDITED AGAINST FUTURE AMOUNTS DUE HEREUNDER OR, UPON EXPIRATION OR TERMINATION OF THIS AGREEMENT AFTER ALL SUCH CREDITS HAVE BEEN APPLIED OR IF SUCH AMOUNT EXCEEDS $100,000, PROMPTLY REFUNDED BY MANAGER TO PARTNERSHIP.  PARTNERSHIP SHALL HAVE NO RIGHT TO DISPUTE ANY PAYMENT, INVOICE OR WITHDRAWAL AFTER SUCH 120 DAY PERIOD AND SHALL BE DEEMED TO HAVE WAIVE ANY CLAIMS OR RIGHTS WITH RESPECT TO SUCH AMOUNTS TO THE EXTENT NOT DISPUTED WITHIN SUCH PERIOD.

(ii)If, within 20 days after receipt of any written exception pursuant to Section 4(d)(i), Partnership (or the Board, the Class B Member or the audit committee of the Board, as applicable) and Manager have been unable to resolve any dispute, and if (1) such dispute relates to whether amounts were properly charged or Services actually performed and (2) the aggregate amount in dispute exceeds $100,000, either of Partnership (or the Board or the audit committee of the Board, as applicable) or Manager may submit the dispute to an independent third party auditing firm that is mutually agreeable to the Board (or the audit committee of the Board, or the Class B Member as applicable), on the one hand, and Manager, on the other hand.  The parties shall cooperate with such auditing firm and shall provide such auditing firm access to such books and records as may be reasonably necessary to permit a determination by such auditing firm.  The resolution by such auditing firm shall be final and binding on the parties.  If the amounts in dispute do not reach the thresholds to be submitted to an independent third party auditing firm as provided in this Section 4(d), then at the end of such 20 day period, Manager shall adjust the invoiced amount as Manager, in good faith, reasonably deems necessary and such adjustment, if any, shall be final and binding on the parties.

(e)Account Access.  In addition to the foregoing, Manager may pay (i) all costs and expenses incurred in connection with its performance of the Services and (ii) all financial obligations of Partnership or its Subsidiaries that may be due and owing either out of the Partnership Account or out of its own funds; provided, however, that Partnership shall reimburse Manager for any and all costs and expenses Manager pays out of its own funds subject to and in accordance with the terms of this Agreement.  Partnership shall ensure Manager is duly authorized to draw upon the Partnership Account (and shall make all necessary arrangements with its financial institution(s)) for purposes of permitting Manager to pay (or reimburse itself for) any costs, expenses or fees due and owing to Manager hereunder, as reasonably determined by Manager.  In the event Manager reasonably anticipates that the funds in the Partnership Account are not sufficient to pay (or reimburse itself for) any costs, expenses or fees due for any month or other period, then Manager shall request Partnership to cause sufficient funds to be deposited in the Partnership Account to cover all such anticipated costs, expenses and fees and shall provide

Partnership with reasonable documentation to support such request.  Partnership shall cause such funds to be deposited in the Partnership Account within 30 days of Manager’s request; it being understood that if Partnership fails to make such deposits, Manager shall not be liable in any manner for any costs, expenses or other liabilities Partnership, its Subsidiaries or Manager may incur as a result of Partnership’s failure to timely deposit such funds.  Notwithstanding anything to the contrary contained herein, Manager shall have no obligation to pay any costs and expenses referenced above out of its own funds (and seek reimbursement from Partnership), it being intended instead that Partnership, at Manager’s request, will ensure that the funds to pay such costs and expenses are deposited in the Partnership Account as described above.

Section 5.Representations and Warranties; Covenants.

(a)Partnership Representations.  Partnership represents and warrants to Manager, as of the date hereof, as follows:

(i)Organization; Requisite Power and Authority.  Partnership (a) is validly existing and in good standing under the laws of the State of Delaware or other applicable jurisdiction of organization or formation, as the case may be, (b) has all requisite power and authority, and is duly authorized, to enter into this Agreement and the Related Contracts and to carry out the transactions contemplated hereby and thereby, and (c) is qualified to do business and in good standing in every jurisdiction where necessary to carry out its business and operations as required by applicable Legal Requirements.

(ii)Due Authorization.  The execution, delivery and performance of this Agreement and the Related Contracts and the consummation of the transactions contemplated by this Agreement and the Related Contracts have been duly authorized by all necessary action on the part of Partnership.

(iii)No Conflict.  The execution, delivery and performance by Partnership of this Agreement and by Partnership of the Related Contracts and the consummation of the transactions contemplated by this Agreement and the Related Contracts do not (a) violate in any material respect any provision of any Legal Requirement applicable to Partnership, or violate its organizational documents or any order, judgment or decree of any court or other Governmental Authority binding on Partnership; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract or agreement to which Partnership is a party or by which its assets are bound; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Partnership or result in the acceleration of any indebtedness owed by Partnership; (d) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any Permit material to Partnership’s operations or any of its properties; or (e) require any approval of equityholders or any approval or consent of any Person under any contractual obligation or the organizational documents of Partnership, except in the case of each of the foregoing clauses for such approvals or consents which have been obtained or are otherwise contemplated by this Agreement.

(iv)Binding Obligation.  This Agreement and each Related Contract has been duly executed and delivered by Partnership and is the legal, valid and binding obligation of Partnership, enforceable against Partnership in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

(b)Manager Representations.  Manager represents and warrants to Partnership, as of the date hereof, as follows:

(i)Organization; Requisite Power and Authority; Qualification.  Manager (a) is validly existing and in good standing under the laws of the state of Delaware or other applicable jurisdiction of organization or formation, as the case may be, (b) has all requisite power and authority, and is duly authorized, to enter into this Agreement and the Related Contracts and to carry out the transactions contemplated hereby and thereby, including, in the case of Manager, providing the Services, and (c) is qualified to do business and in good standing in every jurisdiction where necessary to carry out its business and operations as required by applicable Legal Requirements.

(ii)Due Authorization. The execution, delivery and performance of this Agreement and the Related Contracts and the consummation of the transactions contemplated by this Agreement and the Related Contracts have been duly authorized by all necessary action on the part of Manager, if a party thereto.

(iii)No Conflict. The execution, delivery and performance by Manager of this Agreement and by Manager, if a party thereto, of the Related Contracts, and the consummation of the transactions contemplated by this Agreement and the Related Contracts, including providing the Services, do not, (A) violate in any material respect any provision of any Legal Requirement applicable to Manager, or violate its organizational documents or any order, judgment or decree of any court or other Governmental Authority binding Manager; (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract or agreement to which Manager is a party or by which its assets are bound; (C) result in or require the creation or imposition of any Lien upon any of the properties or assets of Manager or result in the acceleration of any indebtedness owed by Manager; (D) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any Permit material to Manager’s operations or any of its properties; or (E) require any approval of equity holders or any approval or consent of any Person under any contractual obligation or the organizational document of Manager, except for such approvals or consents which have been obtained or otherwise contemplated by this Agreement.

(iv)Binding Obligation. This Agreement and each Related Contract has been duly executed and delivered by Manager, if a party thereto, and is the legal,

valid and binding obligation of Manager and enforceable against Manager in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

(c)Compliance with Legal Requirements. Manager will comply with applicable Legal Requirements in all material respects in its provision of the Services.

(d)Separateness Covenants.  Notwithstanding anything in this Agreement to the contrary, for so long as any Preferred Units or obligations under Senior Debt Agreement (as defined in the LLC Agreement) remain outstanding, Manager shall not:

(i)fail to observe all corporate formalities and other formalities required by its organizational documents or the laws of the State of Delaware, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Delaware General Corporation Law;

(ii)commingle its funds or assets with the funds or assets of Partnership or any of its Subsidiaries;

(iii)fail to maintain all of its books, records, financial statements and bank accounts separate from those of Partnership and any of its Subsidiaries;

(iv)maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of Partnership or its Subsidiaries;

(v)hold itself out to be responsible for the debts of the Partnership or its Subsidiaries or hold out its credit as being available to satisfy the obligations of Partnership or its Subsidiaries (other than pursuant to the arrangements provided for in (A) the Purchase Agreement, (B)  this Agreement, (C) the Marketing Agreement, (D) the Sanchez Letter Agreement, (E) the Drilling Commitment Agreement and (F) financing fees paid at the Anadarko Closing and KNOC Closing or Dual Closing, as applicable);

(vi)fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from Partnership and its Subsidiaries and not as a division or part of Partnership or its Subsidiaries, (B) conduct its business solely in its own name, (C) hold its assets in its own name or (D) correct any known misunderstanding regarding its separate identity (provided, Partnership may authorize agents pursuant to this Agreement, in their own name as agents for Partnership, to perform management services on behalf of Partnership);

(vii)fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks from that of Partnership (except to the extent Manager is permitted to act on behalf of Partnership pursuant to the terms of this Agreement);

(viii)fail to pay its own liabilities from its own funds (other than pursuant to the arrangements provided for in (A) the Purchase Agreement, (B) this Agreement, (C) the Marketing Agreement, (D) the Sanchez Letter Agreement, (E) the Drilling Commitment Agreement and (F) financing fees paid at the Anadarko Closing and KNOC Closing or Dual Closing, as applicable);

(ix)identify its partners or other Affiliates, as applicable, as a division or part of it;

(x)fail to be adequately capitalized to engage in its business separate and apart from Partnership and its Affiliates and to remain solvent;

(xi)fail to ensure that all material transactions between Manager, on the one hand, and Partnership and/or its Subsidiaries, on the other hand, whether currently existing or hereafter entered into, will be on an arm’s length basis; or

(xii)have the same slate of Persons serving as officers of Manager also serve in the same capacities with the General Partner, any of its Subsidiaries or any of Partnership’s Subsidiaries.

The assets of the General Partner or Partnership have not been and will not be listed as assets on the financial statement of Manager.  Manager and Partnership have maintained and will maintain their respective books, records, resolutions and agreements as official records.  Failure by Manager or Partnership to comply with any of the obligations set forth in this Section 5(d) shall not affect the status of Partnership as a separate legal entity, with its separate assets and separate liabilities.

(e)Partnership Records; Audit Rights.  At all times during the term of this Agreement, Manager shall maintain (i) the Purchase Agreement Records, (ii) the JDA Records, (iii) reasonably detailed records related to the sale of Partnership’s Hydrocarbons, including those sold under the Marketing Agreement, and (iv) books of account, receipts, disbursements, Permits and all other records relating to the Services performed hereunder (collectively, the “Partnership’s Records”). All accounting records shall be maintained in all material respects in accordance with generally accepted accounting principles.  Partnership shall have the right, upon 30 days’ prior notice to Manager, and at reasonable times during usual business hours of Manager or its Affiliates to, no more than twice per year review and audit the Partnership’s Records; provided, however, that such review and audit does not unreasonably interfere with the operations of Manager or its Affiliates.  Partnership shall bear all costs and expenses incurred in connection with any review or audit.  Manager shall, and shall cause its Affiliates to, subject to the provisions of Section 4(d), review and respond in a timely manner to any claims or inquiries made by Partnership regarding matters revealed by any such review or audit. Seismic and other reserve related data Manager or its Affiliates have access to, solely to the extent such data is relevant to the Properties, shall be made available to Partnership subject to and in accordance with the terms of a geophysical seismic data use license agreement in a form reasonably acceptable to Manager to be entered into by Manager (or one or more of its Affiliates) and Partnership (provided such access does not breach, conflict or violate any third party licensing agreement or other contract). Notwithstanding anything herein to the contrary, Manager shall not be obligated to disclose or make available to Partnership any information prohibited by Legal Requirement or restricted by contractual obligations of confidentiality. The rights under this Section 5(e) shall survive termination or expiration of this Agreement for a period of two years.

(f)Inventions and IP Ownership.  The parties agree that any inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets (whether or not patentable, copyrightable or protectable as trade secrets or other intellectual property rights) that, in each case, are conceived, first reduced to practice, or created, by Manager in connection with providing the Services, either alone or jointly with others (“Inventions”), will be the sole and exclusive property of Manager.  Partnership hereby assigns, and agrees to assign, to Manager any and all rights that Partnership may have in any such Inventions and in any intellectual property rights therein or related thereto.  Partnership agrees to assist Manager and any Manager designee in obtaining, enforcing, and perfecting, Manager’s rights in the Inventions in any and all countries, including by executing any intellectual property assignment agreements.  Partnership hereby appoints Manager as Partnership’s attorney-in-fact to execute documents on Partnership’s behalf for the purposes set forth in this paragraph.

(g)Certain Actions Prior to Redemption Date.  Until the Redemption Date, Manager and its Affiliates will not take any action in performing the Services that is not a Permitted Action or that is inconsistent with the LLC Agreement, and Manager agrees to, and to cause its Affiliates to, comply with the LLC Agreement; provided that Manager and its Affiliates shall be deemed to have acted consistently with the LLC Agreement and to have complied with the LLC Agreement when following the express directions of the Board or when clarification is otherwise requested and received from the Board.

(h)Partnership Account.  Manager agrees to maintain the Partnership Account and to deposit all revenues and payments received from the sale of the Partnership’s Hydrocarbons in the Partnership Account.  Manager will direct all purchasers of production of Partnership to pay all revenues due in respect of the sale of Partnership’s Hydrocarbons directly into the Partnership Account. If Manger or its Affiliates inadvertently receive any revenues attributable to Partnership, Manager shall promptly pay and deposit such revenues into the Partnership Account.

Section 6.Term; Qualified Foreclosure Transfer; Termination.

(a)Term.  The respective rights, duties, and obligations of the parties hereunder shall commence on the date hereof and, unless terminated as provided herein, (a) shall continue initially until March 1, 2024 and (b) shall be renewed and shall continue automatically thereafter for additional one year terms unless either party provides written notice to the other party hereto of its desire not to renew this Agreement at least 180 days prior to such anniversary date.

(b)Qualified Foreclosure Transfer.  In the event of a Qualified Foreclosure Transfer, Qualified Foreclosure Transferee (i) shall provide written notice to Manager and Partnership of such Qualified Foreclosure Transfer, (ii) shall be bound by, and sign on to and join, this Agreement and (iii) shall become a party (and replace Partnership as a party with all references to “Partnership” being deemed references to “Qualified Foreclosure Transferee”) for all purposes hereof.

(c)Termination by Manager and Partnership.  This Agreement may be terminated at any time by Manager or Partnership on or after 90 days following any Qualified Foreclosure Transfer by providing written notice of termination to the other party.

(d)Termination by Manager.  This Agreement may be terminated at any time by Manager by providing written notice of termination to Partnership:

(i)upon Partnership’s material breach of this Agreement (unless such breach is caused by Affiliates of Manager), if (a) such breach is not remedied within 60 days (or 30 days in the event of a failure to make any payment hereunder, which shall be deemed a material breach hereunder) after Partnership’s and UnSub Agent’s receipt of notice thereof, or such longer period (except for a material breach arising out of a failure to make payment hereunder) as is reasonably required to cure such breach; provided, however, that Partnership or UnSub Agent commences to cure such breach within the applicable period and proceeds with due diligence to cure such breach, and (b) such breach is continuing at the time notice of termination is delivered to Partnership; provided, further that UnSub Agent shall also have the right (but not the obligation) to remedy any such failure to the same extent as Partnership within the applicable time periods set forth above (the “Cure Right”); and

(ii)upon the transfer by Partnership of all of Partnership’s Properties (provided that if such transfer is in connection with a Qualified Foreclosure Transfer, then this Agreement may only be terminated on or after 90 days following such Qualified Foreclosure Transfer), in which case Partnership shall have the option to cause Manager to enter into a transition services agreement with the transferee of such Properties covering the Services hereunder for a period not to exceed six (6) months from the effective date of such transfer and for a fee not to exceed the then current Management Fee, proportionately reduced for the term of such transition services agreement.

(e)Termination by Partnership.  This Agreement may be terminated at any time by Partnership, subject to, prior to a Qualified Foreclosure Transfer, approval of the Board and the Class B Member of Partnership by providing written notice of termination to Manager,

(i)upon Manager’s material breach of this Agreement, if (A) such breach is not remedied within 60 days after Manager’s receipt of notice thereof, or such longer period as is reasonably required to cure such breach; provided, however, that Manager commences to cure such breach within the applicable period and proceeds with due diligence to cure such breach, and (B) such breach is continuing at the time notice of termination is delivered to Manager;

(ii)upon the transfer by Partnership of all of Partnership’s Properties (provided that if such transfer is in connection with a Qualified Foreclosure Transfer, then this Agreement may only be terminated on or after 90 days following such Qualified Foreclosure Transfer), in which case Partnership shall have the option to cause Manager to enter into a transition services agreement with the transferee of such Properties covering the Services hereunder for a period not to exceed six (6) months from the effective date of such transfer and for a fee not to exceed the then current Management Fee, proportionately reduced for the term of such transition services agreement; and

(iii)at any time following an Investor Redemption Event (as defined in the LLC Agreement) upon not less than 30 days prior written notice by Partnership to Manager.

(f)Return of Records.  Upon the termination or expiration of this Agreement: (i) Manager shall, as promptly as reasonably possible, deliver to Partnership all of the Partnership’s Records and other books and records maintained by Manager on behalf of Partnership or its Subsidiaries that does not constitute Manager Confidential Information and (ii) Manager will reasonably cooperate with Partnership, at Partnership’s expense, to cause an orderly and timely transition of the Services to a successor manager.

(g)Termination Payment.  Notwithstanding anything herein to the contrary, in the event of expiration or termination of this Agreement for any reason, each party shall pay to the other party any accrued but unpaid obligations of such party as of the date of termination or expiration, in addition to any severance costs incurred by Manager and its Affiliates prior to or after termination or expiration, as provided in the definition of Overhead Costs, provided such severance payments may not exceed Partnership’s allocable share of salaries for such terminated employees included in the Management Fee for the 6-month period prior to such termination.

Section 7.Limitation of Liability; Indemnification.

(a)Limitation of Manager Party Liability.  Notwithstanding Manager’s agreement to perform, or cause to be performed, the Services in accordance with the provisions hereof, Partnership acknowledges, on its own behalf and on behalf of its Subsidiaries, that performance by Manager or any other Person of the Services pursuant to this Agreement will not subject Manager, its Affiliates or their respective equityholders, directors, officers, members, agents or employees (each, a “Manager Party”) to any Losses whatsoever, except as directly caused by the bad faith, gross negligence, willful misconduct, or actual fraud on the part of a Manager Party; provided, however, if any of such Losses are covered by any insurance policy of Partnership or its Affiliates (to the extent such insurance policy covers Partnership), the aggregate liability of such Manager Party with respect to such Losses shall be reduced by the amount recovered by Partnership under such policy in respect of such Losses.

(b)Partnership Indemnification.  Except as specifically set forth in this Agreement, Partnership, on its own behalf and on behalf of its Subsidiaries, hereby releases, and agrees to indemnify and hold harmless, the Manager Parties from any and all Losses arising from or relating to (i) the provision or use of any Service or product provided hereunder to the extent not directly caused by the bad faith, gross negligence, willful misconduct, or actual fraud of a Manager Party or (ii) any material breach, violation or inaccuracy of any covenant, representation or warranty of Partnership or its Affiliates hereunder.

(c)Manager Indemnification.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE PROVISIONS OF SECTION 7(a) AND SECTION 7(b), MANAGER HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS PARTNERSHIP AND ITS SUBSIDIARIES AND AFFILIATES AND EACH OF THEIR RESPECTIVE EQUITY HOLDERS, MANAGERS, OFFICERS, UNITHOLDERS, AGENTS AND EMPLOYEES FROM ANY AND ALL LOSSES TO THE EXTENT ARISING FROM, IN CONNECTION WITH, OR RELATING TO A MANAGER PARTY’S BAD FAITH, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR ACTUAL FRAUD IN MANAGER’S PERFORMANCE OF THE SERVICES.

(d)Negligence; Strict Liability.  EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7(a) AND SECTION 7(b), THE INDEMNITY OBLIGATION IN SECTION 7(b) SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW OR OTHER FAULT OF ANY INDEMNIFIED PARTY OR ANY PRE-EXISTING DEFECT; PROVIDED, HOWEVER, THAT SOLELY WITH RESPECT TO SECTION 7(b) THIS PROVISION SHALL NOT APPLY TO THE BAD FAITH, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR ACTUAL FRAUD OF ANY INDEMNIFIED PARTY OR IN ANY WAY LIMIT OR ALTER ANY QUALIFICATIONS SET FORTH IN SUCH INDEMNITY OBLIGATION EXPRESSLY RELATING TO BAD FAITH, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR ACTUAL FRAUD.  BOTH PARTIES AGREE THAT THIS STATEMENT COMPLIES WITH THE REQUIREMENT KNOWN AS THE “EXPRESS NEGLIGENCE RULE” TO EXPRESSLY STATE IN A CONSPICUOUS MANNER AND TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING ONE PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANOTHER PARTY.

(e)Exclusion of Damages; Disclaimers.

(i)NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY HERETO UNDER THIS AGREEMENT OR ANY RELATED CONTRACT FOR EXEMPLARY, PUNITIVE, CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM IN WHICH ANY ACTION IS BROUGHT; PROVIDED, HOWEVER, THAT THIS SECTION 7(e)(i) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER SECTION 7(b) OR SECTION 7(c) FOR ANY DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER SECTION 7(b) OR SECTION 7(c), AS THE CASE MAY BE.

(ii)OTHER THAN AS SET FORTH IN SECTION 3(a) HEREOF OR IN THE RELATED CONTRACTS, MANAGER DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO SERVICES

RENDERED OR PRODUCTS PROCURED FOR PARTNERSHIP OR ITS SUBSIDIARIES, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER MANAGER KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING.

(iii)MANAGER MAKES NO EXPRESS OR IMPLIED WARRANTY, GUARANTY OR REPRESENTATION, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, SUITABILITY OR MERCHANTABILITY REGARDING ANY EQUIPMENT, MATERIALS, SUPPLIES OR SERVICES ACQUIRED FROM VENDORS, SUPPLIERS OR SUBCONTRACTORS.  PARTNERSHIP’S AND ITS SUBSIDIARIES’ EXCLUSIVE REMEDIES WITH RESPECT TO EQUIPMENT, MATERIALS, SUPPLIES OR SERVICES OBTAINED BY MANAGER FROM VENDORS, SUPPLIERS AND SUBCONTRACTORS SHALL BE THOSE UNDER THE VENDOR, SUPPLIER AND SUBCONTRACTOR WARRANTIES, IF ANY, AND MANAGER’S ONLY OBLIGATION, ARISING OUT OF OR IN CONNECTION WITH ANY SUCH WARRANTY OR BREACH THEREOF, SHALL BE TO USE DILIGENT EFFORTS TO ENFORCE SUCH WARRANTIES ON BEHALF OF PARTNERSHIP, AND PARTNERSHIP (AND ITS SUBSIDIARIES) SHALL HAVE NO OTHER REMEDIES AGAINST MANAGER WITH RESPECT TO EQUIPMENT, MATERIALS, SUPPLIES OR SERVICES OBTAINED BY MANAGER FROM ITS VENDORS, SUPPLIERS AND SUBCONTRACTORS.

(f)Claims; Defense and Settlement.

(i)Whenever any claim arises for indemnification hereunder, the indemnified Person shall promptly notify the indemnifying party of the claim and, when known, the facts constituting the basis for such claim, except that in the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, except as otherwise expressly provided in this Section 7, such notice shall specify, if known, the amount or an estimate of the amount of the Losses asserted by such third party.

(ii)In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party, the indemnifying party, may, upon notice to the indemnified Person, assume the defense of any such claim or legal proceeding.  Except with the written consent of the indemnified Person, the indemnifying party shall not consent to the entry of any judgment or settlement arising from any such claim or legal proceedings which, in each case, provides for any non-monetary relief or does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified Person of a release from all Losses in respect thereof, unless in the latter case the indemnifying party has actually paid to the indemnified Person the full amount of such judgment or settlement.  Any indemnified Person shall be entitled to participate in (but not control) the defense of any such claim or litigation resulting therefrom.  If the indemnifying party does not elect to control the litigation as provided above, the indemnified Person may defend against such claim or litigation in such manner as it may deem appropriate, including, without limitation, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as such indemnified Person may deem appropriate, and the indemnifying party shall promptly reimburse the indemnified Person (subject to Section 7(a)) from time to time as such Losses are incurred.  All indemnification hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification Losses.

(iii)Except as provided above, all claims for Losses brought by third parties against Partnership or any Subsidiary (x) arising out of or in any way relating to the provision of Services hereunder and (y) not discharged by insurance required hereunder, shall only be settled or, with Manager’s concurrence, defended by Manager, at Partnership’s expense.

(g)The remedies of each party set forth herein are in addition to any other remedy to which it may be entitled, at law or in equity.

Section 8.Insurance.  Manager shall obtain and maintain from insurers who are reliable and reasonably acceptable to Partnership and authorized to do business in the state or states or jurisdictions in which Services are to be performed by Manager or other Service provider, insurance coverages in the types and minimum limits as the Manager reasonably determines to be appropriate and as is consistent with standard industry practice and Manager’s past practices.  Manager agrees upon Partnership’s reasonable request from time to time or at any time to provide Partnership with certificates of insurance and copies of such policies evidencing such insurance coverage.  Except with respect to workers’ compensation coverage, the policies shall name Partnership as an additional insured and shall contain waivers by the insurers of any and all rights of subrogation to pursue any claims or causes of action against Partnership.  Manager shall use commercially reasonable efforts to ensure that the policies shall provide that they will not be cancelled or reduced without giving Partnership at least 30 days’ prior written notice of such cancellation or reduction.  Manager shall, at Partnership’s expense and as directed by Partnership from time to time, take reasonable steps to arrange for and obtain such additional insurance coverages as Partnership may reasonably request for the Properties owned by Partnership.

Section 9.Competition and Corporate Opportunities. Subject to Section 10, Manager and its Affiliates are and shall be free to engage in any business activity whatsoever, including, without limitation, those that may be in direct competition with Partnership and its Affiliates.  The parties further understand and agree that Manager and its Affiliates provide or may provide services similar to the Services provided hereunder to certain of its present and former Affiliates.  To the extent of any conflict of interest between the parties or their Affiliates or in the event of any other corporate or business opportunity (including, without limitation, a corporate or business opportunity that might otherwise constitute, an Asset Acquisition opportunity), the parties agree that Manager and its Affiliates may resolve any such conflict in a manner and on terms that it deems appropriate, in its sole discretion and without any further liability to Partnership or any other Person.  Partnership, on its own behalf and on behalf of its Subsidiaries, hereby waives any interest with respect to any such matter to the same extent as if such matter had been presented to and rejected by Partnership and its Subsidiaries and Partnership and its Subsidiaries had then consented to Manager or any of Manager’s Affiliates acting as it determines in its sole discretion and whether on behalf of itself or any of its present or former Affiliates.

Section 10.Confidential Information.

(a)Manager acknowledges that it may receive Partnership Confidential Information, and Partnership acknowledges that it may receive Manager Confidential Information  (collectively, and as further defined below in this Section 10(a),  “Confidential Information”), the release of which would be damaging to the parties or Persons with which the parties conduct business.  Each party shall hold in strict confidence any Confidential Information that such party receives from the other party, and each party shall not disclose such Confidential Information to any Person, or use such information for any purpose other than to perform the Services or as contemplated hereby, except for disclosures (i) to comply with any Laws (including applicable stock exchange or quotation system requirements), provided, that, if permitted by applicable Law, a party must notify the other party promptly of any disclosure of Confidential Information which is required by Law, and any such disclosure of Confidential Information shall be to the minimum extent required by Law, (ii) to Affiliates, partners, members, stockholders, investors, directors, officers, employees, agents, attorneys, consultants, lenders, professional advisers or representatives of the party or its Affiliates; provided, that such party shall be responsible for assuring such Affiliates,’ partners,’ members,’ stockholders,’ investors,’ directors,’ officers,’ employees,’ agents,’ attorneys,’ consultants,’ lenders,’ professional advisers’ and representatives’ compliance with the terms hereof (and such party shall be liable for any non-compliance by such Persons as if such Persons were bound as a party hereto), except to the extent any such Person who is not an Affiliate, partner, member, stockholder, director, officer or employee has agreed in writing addressed to the other party to be bound by customary undertakings with respect to confidential and proprietary information similar to this Section 10(a), (iii) to Persons to which Partnership’s Properties may be transferred, but only if the recipients of such information have agreed to be bound by customary confidentiality and non-use undertakings similar to this Section 10(a), (iv) of information that a party also has received from a source independent of the other party and that such party reasonably believes such source obtained such information without breach of any obligation of confidentiality to the other party or its Affiliates, (v) that have been or become independently developed by a party or its Affiliates, or on their behalf without using any of the Confidential Information, (vi) that are or become generally available to the public (other than as a result of a prohibited disclosure by such party or Persons for which such party is responsible for under clause (ii) above), (vii) in connection with any proposed transfer of all or part the Properties, the proposed sale of all or substantially all of a party or its direct or indirect parent or the proposed Financing of a party or its direct or indirect parent, to Persons to which such interest may be directly or indirectly transferred or which may provide such Financing (and their respective advisors or representatives), but only if the recipients of such information have agreed to be bound by customary undertakings with respect to confidential and proprietary information similar to this Section 10(a) (unless, in the case of advisors or representatives, such Persons are otherwise bound by a duty of non-disclosure and non-use with respect to confidential and proprietary information), (viii) to third parties to the extent necessary for such third parties to provide the Services hereunder, or (ix) to the extent the non-

disclosing party shall have consented to such disclosure in writing.  The parties agree that breach of the provisions of this Section 10(a) by such party would cause irreparable injury to the other party for which monetary damages (or other remedy at Law) would be inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a party to comply with such provisions and (ii) the uniqueness of the Services and the confidential nature of the Confidential Information.  Accordingly, the parties agree that the provisions of this Section 10(a) may be enforced by either party by temporary or permanent injunction (without the need to post bond or other security, therefor), specific performance or other equitable remedy and by any other rights or remedies that may be available at law or in equity.  The term “Confidential Information” shall include any information pertaining to the identity of the parties and the Properties, which is not available to the public, whether written, oral, electronic, visual form or in any other media, including, such information that is proprietary, confidential or concerning the parties’ ownership and operation of the Properties, provision of the Services, or related matters, including any actual or proposed operations or development project or strategies, other operations and business plans, actual or projected revenues and expenses, finances, contracts and books and records. Notwithstanding anything herein to the contrary, if a party has approved or been consulted with respect to any disclosures as required hereunder, the other party or its Affiliates shall be entitled to make disclosures substantially similar (as to form and content) to those prior disclosures that the non-disclosing party has approved or been consulted with respect to, as applicable.

(b)The parties acknowledge and agree that neither of the parties shall furnish or otherwise provide a copy of this Agreement (or any part hereof) to any Person (other than the parties and their Affiliates, and their respective representative(s) and adviser(s)), unless (i) otherwise agreed in writing by each of the parties, (ii) required by applicable Laws (and if required by applicable Laws, a copy of the applicable portions of this Agreement shall be furnished only to the extent necessary to comply with such applicable Laws), (iii) by either party, as required to implement any of the hedging arrangements and financings, and (iv) in compliance with clauses (i)-(ix) of Section 10(a), as if this Agreement were Confidential Information.

Section 11.Obligations Hereunder Not Affected; Waivers.  No action which a party may take or omit to take in connection with this Agreement or any Related Contract, no course of dealing by a party, its Affiliates or any other Person with the other party, its Affiliates or any other Person, and no change of circumstances shall release or diminish a party’s obligations, liabilities, agreements or duties hereunder, affect this Agreement in any way, or afford a party or its Subsidiaries any recourse or setoff against the other party, regardless of whether any such action or inaction may be detrimental in any way to such other party, its Affiliates or any of the Properties.

Section 12.Notices. Any notice, request, consent, payment, demand (other than an invoice) which may be given hereunder shall be ineffective unless in writing and either delivered by electronic mail or facsimile or registered or certified mail with return receipt requested to the addresses set out below or delivered by hand with written acknowledgment of receipt.  The addresses for notice are as follows:

If to Partnership:
1000 Main Street, Suite 3000

Attention:	Antonio R. Sanchez III
Telephone:	(713) 783-8000
Fax:	(713) 783-0915
Email:	tony@sanchezog.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
600 Travis St, Suite 3300
Attention:	John D. Pitts
Telephone:	(713) 835-3542
Email:	john.pitts@kirkland.com

If to Manager:

1000 Main Street, Suite 3000
Houston, TX 77002
Attention:	Antonio R. Sanchez III
Telephone:	(713) 783-8000
Fax:	(713) 783-0915
Email:	tony@sanchezog.com

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, TX 77002
Attn:	David Elder
Telephone:	713-220-5881
Facsimile:	713-236-0822
Email:	delder@akingump.com

If to UnSub Agent:

JP Morgan Chase Bank, N.A.

712 Main Street, 5th Floor

Houston, TX  77002

Attention: Darren Vanek

Email: darren.m.vanek@jpmorgan.com

Any such address may be changed at any time by written notice in accordance herewith.  Each notice hereunder shall be treated as being effective or having been given (i) when delivered if delivered personally, (ii) when sent, if sent by electronic mail or facsimile on a business day (or, if not sent on a business day, on the next business day after the date sent by electronic mail or facsimile), (iii) on the next business day after dispatch, if sent by a nationally recognized overnight courier guaranteeing next business day delivery, or, (iv) if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

Section 13.Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that, other than in connection with a Qualified Foreclosure Transfer, each of the parties may not assign its rights hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld, except that Manager may assign any such rights and obligations to any of its Affiliates; provided, further, that nothing herein shall be deemed to prohibit Manager from subcontracting its obligations hereunder to third parties or delegating the performance of any Services hereunder to Affiliates or third parties to the extent permitted herein.

Section 14.Jointly Drafted.  This Agreement, and all the provisions of this Agreement, shall be deemed drafted by both of the parties, and shall not be construed against either party on the basis of that party’s role in drafting this Agreement.

Section 15.Further Assurances.  In connection with this Agreement, each party shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement.

Section 16.No Third-Party Beneficiaries; Subsidiary Obligation.  Nothing in this Agreement shall provide any benefit to any third party (including, for the avoidance of doubt, any Subsidiary of Partnership) or entitle any third party to any claim, cause of action, remedy or right of any kind (except for Affiliates of Manager under Section 3(f), indemnitees under Section 7), it being the intent of the parties that this Agreement shall not be construed as a third-party beneficiary contract.  Notwithstanding the foregoing, the parties acknowledge that (i) the Class B Member is an express third party beneficiary under this Agreement, entitled to enforce this Agreement on Partnership’s behalf and (ii) UnSub Agent is an express third party beneficiary in respect of the Cure Right. To the extent applicable, Partnership shall cause its Subsidiaries to comply with each such Subsidiary’s respective obligations, covenants and agreements hereunder.

Section 17.Amendment. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by all parties hereto and no waiver of any provision of this Agreement, and no consent to any departure by any party hereto therefrom, shall be effective unless it is in writing and signed by the other parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 18.Unenforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 19.Survival of Agreements. Partnership’s and Manager’s various representations, warranties, covenants, agreements and duties in and under this Agreement shall survive the execution and delivery of this Agreement and terminate upon termination or expiration of this Agreement, except for Section 4 and Section 5(a)(ii) (in each case, with respect to any accrued but unpaid obligations as of the date of termination or expiration (and including, without limitation, any severance costs incurred prior to or after termination or expiration, as provided in the definition of Overhead Costs)), Section 6(d)(i),  Section 7,  Section 9,  Section 10,  Section 11,  Section 12,  Section 16,  Section 20,  Section 21,  Section 24, and Section 28, which shall survive termination or expiration of this Agreement.

Section 20.Governing Law; Submission to Process.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without regard to principles of conflicts of laws.

(b)Each of Manager and Partnership (i) submits itself to the exclusive jurisdiction of the state and federal courts sitting in Harris County, Texas, (ii) agrees and consents that service of process may be made upon it in any legal proceeding relating to this Agreement or any Related Contract by any means allowed under Texas or federal law, and (iii) waives any objection that it may now or hereafter have to the venue of any such proceeding being in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 21.Waiver of Jury Trial.  EACH OF MANAGER AND PARTNERSHIP HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY:

(a)WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH;

(b)CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND

(c)ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

Section 22.Entire Agreement.  This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and any prior agreements, understandings, negotiations, and discussions, written or oral, relating thereto are hereby superseded.

Section 23.Laws and Regulations.  Notwithstanding any provision of this Agreement to the contrary, no party shall be required to take any act, or fail to take any act, under this Agreement or any Related Contract if the effect thereof would be to cause such party to be in violation of any applicable Legal Requirements.

Section 24.No Recourse Against Officers, Directors, Managers or Employees.  For the avoidance of doubt and notwithstanding anything herein to the contrary, the provisions of this Agreement or any Related Contract shall not give rise to any right of recourse against any officer, director, manager or employee of Manager, Partnership or any of their respective Affiliates.

Section 25.Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if both of the signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

Section 26.Conspicuousness of Provisions.  The parties acknowledge and agree that the provisions contained in this Agreement that are set out in capital letters or “bold” satisfy the requirement of the “express negligence rule” and any Legal Requirement or equitable doctrine that provisions contained in a contract be conspicuously marked or highlighted.

Section 27.Force Majeure.  If Manager is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, the obligations of Manager shall be suspended during, but no longer than, the continuance of the Force Majeure.  Manager shall use commercially reasonable diligence to remove the Force Majeure as reasonably promptly as practicable.  The requirement that any Force Majeure shall be remedied as reasonably promptly as practicable shall not require the settlement of strikes, lockouts, other labor difficulty or a lawsuit by the affected party, contrary to its wishes; how all such and other difficulties shall be handled shall be entirely within the discretion of the affected party and shall not require more than commercially reasonable efforts on the part of Manager.  The term “Force Majeure”, as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment or personnel (including, without limitation, Partnership or Subsidiary personnel), acts or omissions of employees of Partnership and its Subsidiaries and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension; such term shall likewise include the inability of Manager to acquire, or delays on the part of Manager in acquiring at reasonable cost and by the exercise of reasonable diligence, servitudes, rights-of-way grants, permits, permissions, licenses, materials, personnel or supplies which are required to enable Manager to fulfill its obligations hereunder.

Section 28.Entire Agreement; Integrated Transaction.  This Agreement, the other Basic Documents and the other agreements and documents expressly referred to herein or therein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  This Agreement, the other Basic Documents, and the other agreements and documents expressly referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.  Each of the parties acknowledges and agrees that in executing this Agreement (i) the intent of the parties is this Agreement and the other Basic Documents shall constitute an unseverable and single agreement of the parties with respect to the transactions contemplated hereby and thereby, (ii) it waives, on behalf of itself and each of its Affiliates, any claim or defense based upon the characterization that this Agreement and the other Basic Documents are anything other than a true single agreement relating to such matters and (iii) the matters set forth in this Section 28 constitute a material inducement to enter into this Agreement and the other Basic Documents and to consummate the transactions contemplated hereby and thereby.  Each of the parties stipulates and agrees (i) not to challenge the validity, enforceability or characterization of this Agreement and the other Basic Documents as a single, unseverable instrument pertaining to the matters that are the subject of such agreements, (ii) this Agreement and the other Basic Documents shall be treated as a single integrated and indivisible agreement for all purposes, including the bankruptcy of any party and (iii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 28.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MANAGER:	Sanchez Oil & Gas Corporation

	By:	/s/ Antonio R. Sanchez, III
	Name:	Antonio R. Sanchez, III
	Title:	President

PARTNERSHIP:	SN EF UnSub, LP

By: SN EF UnSub GP, LLC, its general partner

	By:	/s/ Patricio D. Sanchez
	Name:	Patricio D. Sanchez
	Title:	Chief Executive Officer

[Signature Page to Management Services Agreement]